SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CORE MOLDING TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000
April 29, 2009
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 28, 2009, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.
     It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.
Sincerely,
Malcolm M. Prine
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009

To Our Stockholders:
     Core Molding Technologies, Inc. (the “Company”) will hold its 2009 Annual Meeting of Stockholders on May 28, 2009 at 9:00 a.m., Eastern Daylight Savings Time, at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228 for the following purposes:
1.	to elect five (5) directors to comprise the Board of Directors of the Company; and

2.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.
     The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 31, 2009, the record date, are entitled to receive notice of and to vote at the meeting.
     We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.
BY ORDER OF THE BOARD OF DIRECTORS
Herman F. Dick, Jr.
Vice President, Secretary, Treasurer,
and Chief Financial Officer
April 29, 2009

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009

To Our Stockholders:
     Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 28, 2009, at its corporate headquarters, 800 Manor Park Drive, Columbus, Ohio at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
     The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 29, 2009.
GENERAL INFORMATION
Solicitation
     The Board of Directors of the Company is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.
     In addition, the stock transfer agent of the Company, American Stock Transfer & Trust Company, New York, New York will conduct proxy solicitations on behalf of the Company. The Company will reimburse American Stock Transfer & Trust Company for reasonable expenses incurred by it in the solicitation. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.
     The Company will pay all expenses of the proxy solicitation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.
Voting Rights and Votes Required
     Holders of shares of the common stock of the Company at the close of business on March 31, 2009, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 6,850,896 shares of common stock outstanding.
     Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

          Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority to vote certain shares on a particular matter or if a broker or other record holder or nominee does not return proxies for any shares, those shares will not count as either present for purposes of determining a quorum or as votes cast in determining the approval of any matter by the stockholders.
          In the election of directors, each of the five directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.
Voting of Proxies
          Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified.
          Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.
Revocability of Proxy
          A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.
Annual Report
          The Annual Report on Form 10-K for the fiscal year ended December 31, 2008 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.
Stockholder Proposals
          Any stockholder who desires to present a proposal for consideration at the 2010 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 12, 2009, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2010 annual meeting of stockholders. The Company may confer on the proxies for the 2010 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 28, 2010.

OWNERSHIP OF COMMON STOCK
Beneficial Owners
          The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 31, 2009, of more than 5% of the outstanding shares of common stock of the Company.
Number of Shares of Common Stock Beneficially Owned

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class(1)
Rutabaga Capital Management LLC	884,672	(2)	12.9%
64 Broad St. Floor 3
Boston, MA 02109-4346

GAMCO Asset Management Inc.	710,800	(3)	10.4%
Gabelli Funds, LLC
MJG Associates, Inc.
GAMCO Asset Management Inc
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 10580

Navistar, Inc.	664,000	(4)	9.7%
Navistar International Corporation
4201 Winfield Drive
P.O. Box 1488
Warrenville, Illinois 60555

Boulder Capital, LLC	403,715	(5)	5.9%
KPR Capital Management, LLC
Kuldeep Ram
15 East 5th Street, Suite 3200
Tulsa, Oklahoma 74103

Wellington Management Company, LLP	377,800	(6)	5.5%
Wellington Trust Company, NA
75 State Street
Boston, Massachusetts 02109

(1)	The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 6,850,896 shares of common stock outstanding on March 31, 2009, and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 31, 2009.

(2)	The information presented is derived from Amendment No. 1 to Schedule 13G, as filed with the SEC on February 5, 2009 by Rutabaga Capital Management. According to the Schedule 13G filing, Rutabaga Capital Management directly beneficially owns 884,672 shares of Common Stock of the Company.

(3)	The information presented is derived from Amendment No. 4 to Schedule 13D, as filed with the SEC on March 6, 2009 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, Teton Advisors, Inc., GAMCO Asset Management, Inc. and Mario J. Gabelli. According to the Schedule 13D filing, of these 710,800 shares of Common Stock, 377,000 shares are beneficially owned by GAMCO Asset Management, Inc., 241,100 shares are beneficially owned by Gabelli Funds, LLC, 85,700 shares are beneficially owned by Teton Advisors, Inc., and 7,000 shares are beneficially owned by Mario J. Gabelli.

GGCP, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 710,800 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Advisors, Inc. and MJG Associates, Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(4)	The information presented is derived from Amendment No. 1 to Schedule 13D, as filed with the SEC on October 18, 2007 by Navistar, Inc., and Navistar International Corporation. Navistar has the sole voting and investment power over the 664,000 shares. Navistar is a wholly-owned subsidiary of Navistar International Corporation. By virtue of its ownership of all of the outstanding common stock of Navistar, Navistar International Corporation may be deemed to beneficially own the shares of Common Stock beneficially owned by Navistar.

(5)	The information presented is derived from Amendment No. 1 to Schedule 13G, as jointly filed with the SEC on February 13, 2009 by KPR Capital Management, LLC (“KPR”), Boulder Capital, LLC (“Boulder Capital”) and Kuldeep Ram. According to the Schedule 13G filing, Boulder Capital directly beneficially owns 403,715 shares of Common Stock of the Company. KPR, as investment manager of Boulder Capital, and Kuldeep Ram, as the principal of KPR, may also be deemed to beneficially own the shares of Common Stock held by Boulder Capital.

(6)	The information presented is derived from Amendment No. 1 to Schedules 13G, as filed with the SEC on February 17, 2009 by each of Wellington Management Company, LLP (“Wellington Management”) and Wellington Trust Company, NA (“Wellington Trust”). According to the Schedule 13G filings, each of Wellington Management and Wellington Trust, in its capacity as investment adviser, may be deemed to have beneficial ownership of 377,800 shares of common stock of the Company held of record by its respective clients.
Management
          The table below sets forth, as of March 31, 2009 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all of the foregoing directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.
Number of Shares of Common Stock Beneficially Owned

Name of	Amount and Nature
Beneficial Owner	of Beneficial Ownership		Percent of Class(1)
Kevin L. Barnett	120,694	(2)	1.7%
Thomas R. Cellitti	47,261	(3)	*
James F. Crowley	32,661	(4)	*
Herman F. Dick, Jr.	59,050	(5)	*
Ralph O. Hellmold	70,011	(6)	1.0%
Stephen J. Klestinec	136,559	(7)	2.0%
Malcolm M. Prine	169,297	(8)	2.4%
All directors, nominees and executive officers as a group (7 persons)	635,533		9.2%

*	Less than 1 % of the outstanding shares of common stock.

(1)	The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 6,850,896 shares of common stock outstanding on March 31, 2009, and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 31, 2009.

(2)	Includes: (i) 75,000 shares of common stock, which Mr. Barnett has the right to acquire within 60 days through the exercise of stock options; (ii) 7,500 shares of common stock as to which Mr. Barnett shares voting and investment power with his wife; (iii) 4,386 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 8,403 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 25,405 shares of restricted stock subject to future vesting conditions.

(3)	Includes: (i) 33,250 shares of common stock, which Mr. Cellitti has the right to acquire within 60 days through the exercise of stock options; (ii) 11,291 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (iii) 2,720 shares of restricted stock subject to future vesting conditions.

(4)	Includes: (i) 22,650 shares of common stock, which Mr. Crowley has the right to acquire within 60 days through the exercise of stock options; (ii) 6,291 shares of common stock as to which Mr. Crowley has sole voting and investment power; (iii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife; and (iv) 2,720 shares of restricted stock subject to future vesting conditions.

(5)	Includes: (i) 28,680 shares of common stock, which Mr. Dick has the right to acquire within 60 days through the exercise of stock options; and (ii) 5,000 shares of common stock as which Mr. Dick has sole voting and investment power; and (iii) 5,250 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 5,752 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 14,368 shares of restricted stock subject to future vesting conditions.

(6)	Includes: (i) 70,011 shares of common stock as to which Mr. Hellmold has sole voting and investment power.

(7)	Includes: (i) 92,000 shares of common stock, which Mr. Klestinec has the right to acquire within 60 days through the exercise of stock options; (ii) 22,872 shares of common stock as to which Mr. Klestinec has sole voting and investment power; (iii) 1,323 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 7,708 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 12,656 shares of restricted stock subject to future vesting conditions.

(8)	Includes: (i) 99,750 shares of common stock, which Mr. Prine has the right to acquire within 60 days through the exercise of stock options; (ii) 511 shares of common stock held by Mr. Prine’s wife; and (iv) 69,036 shares of common stock as to which Mr. Prine has sole voting and investment power.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:
•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.
          The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the fiscal year ended December 31, 2008.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.
          The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held
Kevin L. Barnett	46	President, Chief Executive Officer and Director
Thomas R. Cellitti	57	Director
James F. Crowley	62	Director
Herman F. Dick, Jr.	49	Vice President, Secretary, Treasurer, and Chief Financial Officer
Ralph O. Hellmold	68	Director
Stephen J. Klestinec	59	Vice President and Chief Operating Officer
Terrance O’Donovan	49	Vice President Sales and Marketing
Malcolm M. Prine	80	Chairman of the Board of Directors
          Kevin L. Barnett. Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On May 15, 2005 Mr. Barnett was promoted to Vice President, Business Development and on January 3, 2006 Mr. Barnett was promoted to Group Vice President and then on January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett has served as a director of the company since January 1, 2007. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 to January 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992.
          Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000. Mr. Cellitti is the Senior Vice President, Reliability and Quality, for Navistar. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck as well as Vice President and General Manager, Bus Vehicle Center for Navistar. Navistar is a 9.7% stockholder and a significant customer of the Company. The relationship of Navistar to the Company is described below under “Certain Relationships and Related Transactions.”
          James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of the Old Strategic LLC, headquartered in Connecticut. From October 2008 Mr. Crowley has served as a Director of Green Plains Renewable Energy and is Chairman of its’ Audit Committee. Mr. Crowley also serves as a member of the North America Advisory Board of NTR PLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc. including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various private organizations and universities.
          Herman F. Dick, Jr. Herman F. Dick, Jr. joined the Company on September 10, 1999 as Controller and was elected to the position of Treasurer and Chief Financial Officer on August 7, 2002. Mr. Dick was then elected Secretary on May 12, 2005. On, January 1, 2007 Mr. Dick was elected as Vice President, in addition to his capacities as Secretary, Treasurer and Chief Financial Officer. Mr. Dick joined the Company after approximately eleven years of working with Boehringer Ingelheim, GMBH, a privately held research based manufacturer of pharmaceuticals and other healthcare products.
          Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since December 31, 1996. He is Managing Member of Hellmold & Co., LLC an investment banking boutique specializing in doing mergers and acquisitions and working with troubled companies or their creditors. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group.
          Stephen J. Klestinec. Stephen J. Klestinec joined the Company on April 1, 1998, was elected to the position of Vice President, Sales and Marketing on May 28, 1998, and was promoted to Vice President, Operations on January 3, 2006. On January 1, 2007, Mr. Klestinec was promoted to Vice President and Chief Operating Officer. Mr. Klestinec was employed by Atlanta based Georgia-Pacific Resin, Inc., a manufacturer of thermoset resins, from 1981 until joining the Company on April 1, 1998. At Georgia-Pacific, Mr. Klestinec served as market manager of fiber reinforced products. In such capacity, Mr. Klestinec commercialized products for both the North American and international markets in the aerospace, mass transit, electrical and electronic industries. Mr. Klestinec also managed the abrasives, adhesives and specialty market segment. Mr. Klestinec also held positions at Georgia-Pacific in market development, quality assurance and manufacturing. Prior to joining Georgia-Pacific, Mr. Klestinec served as plant manager for Pacific Resins and Chemicals.
          Terrance J. O’Donovan. Terrance J. O’Donovan joined the Company on January 1, 2009 and was elected to the position of Vice President, Marketing and Sales on January 1, 2009. Prior to joining the Company, Mr. O’Donovan was employed by Q3 Industries in Columbus, Ohio, where he held the position of Vice President of Sales and Marketing from 2006 to 2008 serving the OEM commercial vehicle, automotive, and general industrial markets. Prior to serving in that capacity at Q3 Industries, Mr. O’Donovan served as the Chief Operating Officer from 2003 to 2006. Mr. O’Donovan has also held Operations and Management positions at Hawk Corporation, The Auld Company and The Timken Company.
          Malcolm M. Prine. Malcolm M. Prine has served as a director of the Company and Chairman of the Company since December 31, 1996. Mr. Prine also served as a director of RYMAC Mortgage Investment Corporation from May 1992 to December 31, 1996. RYMAC merged with the Company on December 31, 1996, as described below under “Certain Relationships and Related Transactions.” Mr. Prine has been self-employed while acting as a consultant for the last several years. He also serves on the board of various private organizations and universities.
CORPORATE GOVERNANCE
The Board of Directors — Independence
     Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Crowley, Hellmold and Prine meets the standards of independence under NYSE AMEX exchange listing standards. In making this determination, the Board of Directors considered the relationship of one of the directors who is employed by Navistar which has a 9.7% ownership in the Company, and all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Meetings and Committees
     The Board of Directors met six times during the fiscal year ended December 31, 2008. During that period, each of the directors, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.
Compensation Committee
     The Company did not have a separate Compensation Committee during the fiscal year ended December 31, 2008. The entire Board of Directors performed the functions of a Compensation Committee during that period, including recommending the form and amount of compensation to be paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. The Company’s non-management directors participate in the deliberations of the Board of Directors concerning executive officer compensation. The Company’s Board includes Mr. Barnett, who is the President and Chief Executive Officer of the Company. However, Mr. Barnett is not involved in, and abstains from, all discussions and decisions regarding his compensation. While Mr. Barnett participates in discussions regarding compensation for the Company’s other named executive officers, Mr. Barnett is not involved in, and also abstains from, all final compensation decisions regarding such other named executive officers.
     The Board of Directors believes that a standing Compensation Committee is not necessary because the Board of Directors as a whole determines the appropriate compensation levels, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. All of the directors are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating their executive officers. The Board of Directors acts to establish the Company’s compensation policy, determines the compensation paid to the named executive officers and non-employee directors and recommends executive incentive compensation and equity-based compensation. The Company’s named executive officers and director of human resources provide research and analysis at the request of the board in regard to the components of executive compensation and compensation information from comparable public companies.
Audit Committee
     The Company has an Audit Committee, which during 2008 consisted of Messrs. Crowley, Hellmold and Prine, each of whom was “independent” as that term is defined under NYSE AMEX listing standards. The Board has determined that Mr. Crowley qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee met four times during the fiscal year ended December 31, 2008. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as amended and approved by the Board of Directors on March 18, 2009. A copy of the Audit Committee Charter is attached as Exhibit A to this proxy statement. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Nominating Committee
     The Company has a Nominating Committee consisting of all members of the Board of Directors, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter is attached as Exhibit B to this proxy statement.
     In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee.

     The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as more detailed in Article III.D of the Nominating Committee Charter.
     The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.
     In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.
          The notice must set forth:
•	the name and address of record of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•	a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.
     The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.
Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings
     Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.
     The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2008 annual meeting of stockholders.

Code of Ethics
     The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. The Company will provide a copy of the Code of Conduct and Business Ethics without charge to any person upon written request to the Company at its principal executive office at 800 Manor Park Drive, Columbus, Ohio 43228, Attention: President.
Compensation Committee Interlocks and Insider Participation
     The Company’s Board of Directors performs the functions of a compensation committee, with a majority of directors who are independent required to effect a decision. The Company’s Board includes Mr. Barnett, who is the President and Chief Executive Officer of the Company. However, Mr. Barnett is not involved in, and abstains from, all discussions and decisions regarding his compensation. While Mr. Barnett participates in discussions regarding compensation for the Company’s other named executive officers, Mr. Barnett is not involved in, and also abstains from, all final compensation decisions regarding such other named executive officers.
          The following directors who served as members of the Company’s Board of Directors during the fiscal year ended December 31, 2008 also served as officers of other entities as follows:
Relationship with Mr. Cellitti
          Mr. Cellitti is currently an officer of Navistar and a member of the Board of Directors of Core Molding Technologies I. Sales to Navistar represented approximately 57% of the total revenues of the Company for the fiscal year ended December 31, 2008. Navistar is also a 9.7% stockholder in the Company.
EXECUTIVE COMPENSATION
          Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.
Compensation Discussion and Analysis
     This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):
•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives
     Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing bonuses and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.
     In 2005, the Board of Directors reviewed the compensation structure for the named executive officers in regard to our strategic succession plan. The board then requested that the chairman of the board form a subcommittee comprised of himself and certain members of senior management, including our then CEO, Group Vice President, CFO and director of human resources, to research and provide analysis to the board of our existing compensation structure in light of current trends for similar sized public companies at both the local and national level. This review was considered necessary and appropriate by the Board as part of our overall strategic succession plan, as previously approved by the Board. In conducting its review, the sub-committee collected competitive data from the peer group companies described below, reviewed our existing compensation practices, developed a comprehensive methodology for setting compensation and identified proposed changes to our existing compensation program, which were then presented to the Board for review. At the direction of the Board, management then engaged Compensation Resources, Inc., a compensation and human resource consulting firm, to evaluate our then existing compensation programs for executives and to provide a general assessment and opinion of the proposed methodology for setting compensation under review by the board. Based upon our review and assessment, including a review of industry and market practice, we have established an articulated compensation philosophy with the following primary objectives:
•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;
To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.
Means of Achieving Our Compensation Objectives
     The three primary components of compensation for our named executive officers include base salary, annual profit sharing bonus opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits.
     Determination of Compensation
     While we do not have a separately constituted Compensation Committee, the independent members of our Board of Directors play a significant role in reviewing, recommending, approving and setting compensation policies for our named executive officers. As a general matter, the Board of Directors, excluding Mr. Barnett, determines the appropriate levels of compensation for our named executive officers and are knowledgeable regarding current trends for compensating named executive officers, provided however that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. On an annual basis, the Chief Executive Officer and Director of Human Resources develop initial recommendations for the salary components of compensation for named executive officers excluding the Chief Executive Officer, for review and approval by the board at the annual operating plan review meeting. The Board then reviews such recommendations in light of the named executive officer’s individual performance, the compensation objectives described above and peer group performance described below. The Board, at the annual operating plan review meeting, establishes the estimated Company’s profit sharing performance threshold for the following year. The profit sharing threshold is later recalculated using actual values available at the end of the year.
     Stock grants are typically considered in May after the Company’s annual meeting. The Board made restricted stock grants to the named executive officers on May 14, 2008, May 16, 2007 and May 17, 2006 under the long-term equity incentive that was approved by stockholders based upon its comprehensive review and analysis of the information provided by the sub-committee and the opinion and evaluation of Compensation Resources.
Peer Group Analysis
     In order to establish appropriate levels of compensation for our named executive officers for 2008, we collected competitive data for base salaries, annual bonuses, and long-term incentive awards consistent with our practice in prior years. Because of our market for executive talent is national, competitive data reflected the compensation of executive as at companies of comparable size and complexity on both the local and national level. In addition, the information collected related to companies with comparable manufacturing operation or geographic representation. The population of companies reviewed was publicly traded in the United States and had an average market capitalization of approximately $90 million. The data we reviewed of these peer companies were derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2008 compensation levels were as follows:

Pinnacle Data Systems, Inc.	Airnet Systems, Inc.
Atlantis Plastics, Inc.	Rocky Brands, Inc.
Supreme Industries, Inc.	R.G. Berry
Proliance International, Inc.	Dorman Products, Inc. (f/k/a R&B Inc.)
Commercial Vehicle Group	Max & Erma’s Restaurants, Inc.
Strattec Security Corporation
     We used this competitive data to determine the applicable market median increase/decrease in executive base pay and bonus compensation among the peer group, which serves as a benchmark for analyzing each of our executive positions. For our named executives, we then established targeted total compensation, following a review of this competitive data. We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.
     While we target total direct compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and target results. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.
Compensation Mix
     We compensated our named executive officers through a combination of base salary, annual profit sharing bonus opportunity and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above. This allocation is also structured so that the annual profit sharing and long-term equity based incentive components targets 50% of the executive officers’ overall direct compensation taking into account the cyclical nature of the markets we serve with the remaining 50% relating to base salary. In up-cycles when increased demand leads to increased net sales for our products, the profit sharing and long-term equity amounts awarded to our executive officers resulted in a compensation mix of more than our 50% target. In contrast, during down-cycles when decreased sales volumes occurred due to lower demand resulting from industry wide declines in truck orders, our compensation mix of profit sharing and long term equity amounts is lower than our 50% target. The resulting compensation mix for our named executive officers for 2008 was approximately 49% annual profit sharing and long-term equity and 51% base salary. The resulting compensation mix for our named executive officers for 2007 was approximately 27% annual profit sharing and long-term equity and 73% base salary. The resulting compensation mix for our named executive officers for 2006 was approximately 57% annual profit sharing and long-term equity and 43% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each fiscal year.
Elements of Direct Compensation
Base Salary
     We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing bonuses. Base salary adjustments are determined by the Board, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.
     The Board typically reviews officer compensation as a part of the annual planning process which occurs in December of each year. Base salary adjustments are typically effective the following January. The Board reviewed competitive data for salaries at its December 2007 meeting; however, at the request of the executive officers based on existing economic conditions, no salary adjustments were made at that time. The Board reviewed competitive data for salaries at its August 2008 meeting. At that time the Board adjusted the base salaries of Messrs. Barnett, Klestinec and Dick to $270,000, $220,000 and $200,000 respectively. Base salary adjustments were put into place for 2008 effective September 8, 2008. The Board did not review competitive data for salaries at its December 2008 meeting and no salary adjustments were made at that time. The Board will continue to monitor the business conditions and the overall compensation market and may adjust executive officer compensation later in 2009.
Profit Sharing Program
     The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program is designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program, most recently established in 2004, has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the board. This threshold is based upon 8% of our “adjusted average assets”. Adjusted average assets include total assets, plus the net present value of leased equipment, less cash, construction in process, deferred tax assets, and intangible assets. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company for our shareholders. The profit sharing pool is limited to a maximum of twenty percent of EBT.
     Our named executive officers are allocated approximately 23% of the profit sharing pool and the remaining participating employees share in approximately 77% of the pool. Our named executive officers received no other cash bonus compensation in 2008, as the Board believes that tying such cash bonus compensation to our performance (as measured by EBT) is the most effective means of incentivizing our named executive officers and aligning the interests of such individuals with those of our stockholders.
Long-Term Stock-Based Compensation
     The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which replaced the Core Molding Technologies, Inc. Long-Term Equity Incentive Plan which expired on December 31, 2006. The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2006 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.
     Restricted Stock. In 2008, 2007 and 2006, the Board granted our named executive officers, directors and other key managers shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance. Awards made to named executive officers in 2008, 2007 and 2006 were as follows:

	2008 Restricted	2007 Restricted	2006 Restricted
Name	Stock Awards	Stock Awards	Stock Awards
Kevin L. Barnett	9,984	9,784	5,637
Stephen J. Klestinec	6,330	6,778	5,420
Herman F. Dick, Jr.	5,249	5,538	3,581
     In establishing the award levels for restricted stock grants in 2008, 2007 and 2006, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested, however they did consider and adjusted accordingly for any unvested options that existed at the time of the restricted stock grant. The Board’s primary focus in granting such restricted stock awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.
     Our current and intended future practice is to use restricted stock awards in lieu of stock options for the reasons discussed above, and to make such award determinations at the Board meeting held in conjunction with the annual shareholder meeting. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.
     Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee payroll deductions are used to purchase shares of our common stock quarterly on or about February 1st, May 1st, August 1st or November 1st at a 15% discount to the closing price of the common stock on the NYSE AMEX on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.
Other Elements of Compensation
Benefits
     We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to salaried employees based in Columbus, Ohio and Gaffney, South Carolina.
401(k) Plan
          We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.
          Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Until December 31, 2007 our matching contributions were invested automatically into our common stock. Beginning January 1, 2008 the 401(k) Plan was amended by the Board and matching contributions are no longer invested in our common stock but are now invested ratably to the same funds elected by employees. In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year.
          We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.
Perquisites
     In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, no named executive officer received perquisites in excess of $10,000.
Executive Severance Arrangements
          We have entered into executive severance agreements with Messrs. Barnett, Dick, Klestinec and O’Donovan that specify payments in the event the executive officer’s employment is terminated after a change in control. The executive severance agreements with Messrs. Barnett, Dick, and Klestinec were amended and restated on December 29, 2008 to include revisions to ensure compliance with certain tax provisions set forth in Sections 409A and 280G of the Internal Revenue Code. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control” for more information.
Tax Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our informal profit sharing plan do not currently satisfy the Section 162(m) “performance based” conditions.
     We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders.

Conclusion
          Our compensation programs are designed and administered in a matter consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Board monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our shareholders interests.
Compensation Committee Report
          The Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, we hereby authorize the inclusion of the foregoing Compensation Discussion and Analysis in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.
Malcolm M. Prine
Ralph O. Hellmold
James F. Crowley
Thomas R. Cellitti
Kevin L. Barnett

Summary Compensation Table
     The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the fiscal years ended December 31, 2008, 2007 and 2006.
     The base salaries of the named executive officers of the Company are typically reviewed annually in December for the upcoming year by the Company’s Board of Directors and adjusted as appropriate, as described above in “Compensation Discussion and Analysis”. No adjustments were made in December 2007 for 2008 at the request of the executive officers. The Board later adjusted base salaries for the executive officers effective September 8, 2009 as more fully described above under Elements of Direct Compensation.
     The Company has not entered into any employment agreements with any of the named executive officers although the Company has entered into certain executive severance agreements as further described below under “Potential Payments upon Change in Control or Termination.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal			Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total
Position	Year	Salary ($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2008	249,231	—	46,381	—	185,063	—	18,825	499,500
President and Chief	2007	240,000	—	24,235	5,544	52,821	—	18,500	341,100
Executive Officer	2006	200,000	—	6,610	27,531	231,503	—	12,750	478,394

Stephen J. Klestinec	2008	206,154	—	34,416	20,266	153,077	—	17,152	431,065
Vice President &	2007	200,000	—	19,834	20,075	44,017	—	18,125	302,051
COO	2006	190,000	—	6,355	14,530	219,928	—	17,223	448,036

Herman F. Dick, Jr. Vice President, Secretary, Treasurer	2008	189,615	—	26,517	15,556	140,797	—	15,780	388,265
and Chief	2007	185,000	—	14,503	14,077	40,716	—	15,900	270,196
Financial Officer	2006	151,730	—	4,199	14,076	175,853	—	13,625	359,483

Paul R. Boulier Former Vice President of	2008	146,277	—	—	—	—	—	6,241	152,518
Marketing and	2007	56,480	—	—	—	12,431	—	4,433	78,569
Sales(5)	2006	—	—	—	—	—	—	—	—

(1)	The amounts in Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, 2007 and 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock awards and thus include amounts from awards granted in 2008, 2007 and 2006. No stock awards have been made for any period prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2008, 2007 and 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2009.

(2)	The amounts in Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, 2007 and 2006, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock option awards and thus all such amounts relate to awards granted prior to 2006. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation”

to the Company’s audited financial statements for the year ended December 31, 2008, 2007 and 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2009.

(3)	The amounts in Non-Equity Incentive Plan Compensation represent compensation paid to our named executive officers under the Core Molding Technologies, Inc. Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the fiscal year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column which were earned for the year ended December 31, 2008, 2007 and 2006 were paid to each named executive officer, except that The Board has only approved payment of one half of the 2008 profit sharing at the time of this filing, therefore only one half of the amount earned above for 2008 has been paid out to the named executive officers. The entire amount of the 2007 and 2006 payments were made in March of 2008 and 2007, respectively.

(4)	Includes contributions by the Company to its 401(k) plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Until December 31, 2007 our matching contributions were invested automatically into our common stock. Effective January 1, 2008 the 401(k) Plan was amended and matching contributions are no longer invested in our common stock but are now invested ratably to the same funds elected by employees. In addition, we make an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the fiscal year ended December 31, 2008 were $3,875 for Mr. Barnett, $3,752 for Mr. Klestinec, $3,455 for Mr. Dick and $2,225 for Mr. Boulier. Retirement contributions during the fiscal year ended December 31, 2008 were $14,950 for Mr. Barnett, $13,400 for Mr. Klestinec, $12,325 for Mr. Dick and $4,015 for Mr. Boulier. Matching contributions for the fiscal year ended December 31, 2007 were $3,875 for Mr. Barnett, $5,125 for Mr. Klestinec, $3,875 for Mr. Dick and $762 for Mr. Boulier. Retirement contributions during the fiscal year ended December 31, 2007 were $14,625 for Mr. Barnett, $13,000 for Mr. Klestinec, $12,025 for Mr. Dick and $3,671 for Mr. Boulier. Matching contributions for the fiscal year ended December 31, 2006 were $3,750 for Mr. Barnett, $4,873 for Mr. Klestinec and $3,750 for Mr. Dick. Retirement contributions during the fiscal year ended December 31, 2006 were $9,000 for Mr. Barnett, $12,350 for Mr. Klestinec and $9,875 for Mr. Dick.

(5)	Mr. Boulier resigned as Vice President Marketing and Sales effective October 17, 2008. Mr. Boulier received a restricted stock grant in 2008 and 2007; however, all awards were forfeited in connection with his resignation.

Grants of Plan-Based Awards
     The following table summarizes the 2008 grants of equity and non-equity plan based awards to the named executive officers. All of these equity and non-equity plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in “Compensation Discussion and Analysis.”

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
		Under Non-Equity			Under Equity			of Shares	of Shares	Price of	Stock and
		Incentive Plan Awards ($)(1)			Incentive Plan Awards (#)			of Stock	of Stock	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	or Units	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Kevin L. Barnett		—	185,063	—	—	—	—	—	—	—	—
	5/14/08	—	—	—	—	—	—	9,984	—	—	69,988

Stephen J. Klestinec		—	153,077	—	—	—	—	—	—	—	—
	5/14/08	—	—	—	—	—	—	6,330	—	—	44,373

Herman F. Dick, Jr.		—	140,797	—	—	—	—	—	—	—	—
	5/14/08	—	—	—	—	—	—	5,249	—	—	36,795

Paul R. Boulier(3)		—	—	—	—	—	—	—	—	—	—

(1)	Represents amounts awarded under the Profit Sharing Plan for 2008 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the fiscal year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column were earned for the year indicated and were paid out to the named executive in the subsequent year, except for 2008. The Board approved the 2008 profit sharing award, however, considering the overall economic climate in 2009, the Board agreed to pay out only one half of the 2008 award in March of 2009. The Board deferred the payment of the remaining one half of the profit sharing amounts.

(2)	The Board of Directors awarded restricted stock grants in 2008 in accordance with the 2006 Long Term Equity Incentive Plan. Restricted stock granted under the plan require the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds and vest over three years or upon the date of the participants’ sixty-fifth birthday. All shares were granted based on a share price of $7.01 on May 14, 2008.

(3)	Mr. Boulier resigned as Vice President Marketing and Sales effective October 17, 2008. All awards during 2008 were forfeited in connection with his resignation.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan				Market	Number of	Value of
			Awards:			Number	Value of	Unearned	Unearned
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Shares,
	Securities	Securities	Securities			or Units	Units of	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)	($)

Kevin L. Barnett	75,000	—	—	3.21	02/02/2014	25,405	66,053	—	—

Stephen J. Klestinec	92,000	—	—	3.21	02/02/2014	18,528	48,173	—	—

Herman F. Dick, Jr.	17,280	9,120	—	3.21	02/02/2014
	11,400	37,200	—	2.75	10/21/2014	14,368	37,357	—	—

Paul R. Boulier(4)	—	—	—	—	—	—	—	—	—

(1)	Mr. Dick’s first grant of options vest 3,610 on May 1, 2009 and 5,510 shares on November 1, 2009. Mr. Dick’s second grant of options vest 5,700 shares each October 21, 2009 through 2013 and 8,700 shares vesting April 21, 2014.

(2)	All grants vest one-third each year after they are issued assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” As of December 31, 2008 none of the officers have met the ownership requirements required by the plan.

(3)	The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE AMEX as of the last business day of its fiscal year ended December 31, 2008, which was $2.60 per share.

(4)	Mr. Boulier resigned as Vice President Marketing and Sales effective October 17, 2008.

Potential Payments upon Change in Control or Termination
Payments upon a Termination in connection with a Change in Control
     We have entered into an amended and restated executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 31, 2008 and the relevant stock price is the closing market price of our common stock on the NYSE AMEX on December 31, 2008, which was $2.60.
     Under each executive severance agreement, upon a “change in control”, each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our annual cash profit sharing plan, long-term equity incentive plan, stock purchase plan, 401(k) plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; (c) over a period of 2 consecutive years, the members of the board of directors in place at beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.
     In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:
•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•	In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash profit sharing bonuses earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.
     The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 31, 2008, are as follows:

		Value of Accelerated	Value on Accelerated	Total Value of Change
	Lump Sum	Stock Option	Restricted Stock	In Control
	Payment	Exercise	Vesting	Severance
Name	($)	($)(1)	($)(2)	($)

Kevin L. Barnett	931,927	—	66,053	997,980
Stephen J. Klestinec	820,463	—	48,173	868,636
Herman F. Dick, Jr.	720,064	—	37,357	757,421

(1)	The amounts in Value of Accelerated Stock Option Exercise represent the value between the closing stock price on December 31, 2008 and the strike price for all vested and unvested “in the money” stock options. No options were in the money at December 31, 2008.

(2)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 31, 2008.
Payments upon a Termination not in connection with a Change in Control
          Restricted Stock. Assuming the employment of a named executive officer was terminated for death, disability, or retirement at age 65 as of December 31, 2008, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above to the extent that such named executive officer satisfies certain stock ownership and time vesting requirements (as described in the 2006 Plan). All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.
          Stock Options. Assuming we terminated the employment of a named executive officer for any reason as of December 31, 2008, each named executive officer would be able to exercise any vested stock option awards but shall forfeit all rights to any unvested stock option awards. The following table describes the payments that would have been made to the name executive officers, assuming all named executive officers exercised the vested stock option awards as of December 31, 2008, on the date of termination.

Value of Vested
Stock Option
Exercise at 12/31/08
Name	($)(1)

Kevin L. Barnett	—
Stephen J. Klestinec	—
Herman F. Dick, Jr.	—

(1)	The amounts in the Value of Vested Stock Option Exercise column represent the value between the closing stock price on December 31, 2008 of $2.60 and the strike price for all vested stock options. There were no “in the money” options at December 31, 2008 and therefore no value to these options was reflected above.

DIRECTOR COMPENSATION
     The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Company from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. Only non-employee directors receive director compensation.
     For the fiscal year ended December 31, 2008, each non-employee director of the Company, other than Mr. Prine, received a director’s fee of $3,500 per quarter. Mr. Prine received a director’s fee of $13,000 per quarter to reflect his role as chairman. Mr. Crowley received an additional $1,000 fee per quarter, to reflect his role as audit committee chairman.
     Each non-employee director received a $1,000 fee for each regularly scheduled board meeting that they were in attendance and each audit committee member received a $1,000 fee for each audit committee meeting that they were in attendance. In addition, the 1997 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan provided for a one-time grant of a director option to each of the non-employee directors of the Company to purchase 35,000 shares of common stock, which option vests in increments of 20% over a five year period. Mr. Hellmold and Mr. Prine received this one-time grant of a director option on April 16, 1997. Mr. Crowley received this one-time grant of a director option upon his election to the Board of Directors on May 28, 1998. Mr. Cellitti received this one-time grant of a director’s option upon his election to the Board of Directors on February 10, 2000. Mr. Prine also received a grant of 70,000 of stock options on February 4, 1998. In 2003, the Company completed an option repricing tender offer, whereby upon tendering outstanding stock options, the Company issued new stock options for 95% of the number of shares covered by their existing options, carrying an option price equal to $3.21, the market price of our common stock at the time of the grant of the new options. All of our directors at the time participated in the pricing tender offer and received stock options representing 95% of the options they tendered in accordance with that program.
     In May 2008, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Barnett who does not receive a separate restricted stock award in his capacity as a director) in 2008 were as follows:

2008 Restricted
Name	Stock Awards (#)
Thomas R. Cellitti	1,391
James F. Crowley	1,391
Ralph O. Hellmold	1,391
Malcolm M. Prine	2,782
     The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of the average annual director fee. The restricted stock grants did consider and was adjusted accordingly for any unvested options that existed.

     The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or	Stock	Options	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)	($)

Thomas R. Cellitti	19,000	7,410	—	—	—	—	26,410
James F. Crowley	27,000	7,410	—	—	—	—	34,410
Ralph O. Hellmold	23,000	9,751	—	—	—	—	32,751
Malcolm M. Prine	61,000	19,502	—	—	—	—	80,502

(1)	Kevin L. Barnett, the Company’s President and Chief Executive Officer during the fiscal year ended December 31, 2008 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Barnett as an employee of the Company is shown above in the Summary Compensation Table.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standard No. 123(R) (Share-Based Payment), of stock awards and thus includes amounts from awards granted in 2008 pursuant to the Core Molding Technologies 2006 Long-Term Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2009.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the Board of Directors (“Committee”) is composed of three directors, none of whom is an employee of the Company. The Committee is governed by an amended charter as adopted and approved by the Board of Directors (“Board”) on March 18, 2009. A copy of the Audit Committee Charter is attached as Exhibit A to this proxy statement. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
          During the year ended December 31, 2008, the Committee met four times. The Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.
          In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on Deloitte & Touche ‘s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls. The Committee reviewed with Deloitte & Touche LLP their audit scope and their identification of audit risks.
          The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 141, as amended “The Auditor’s Communication with those Charged with Governance” and, with and without management present, discussed and reviewed the results of Deloitte & Touche’s examination of the financial statements. Management also discussed with Deloitte & Touche LLP those matters required to be discussed under the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.
          The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, with management and Deloitte & Touche LLP. Management has the responsibility for the preparation of the Company’s financial statements and Deloitte & Touche has the responsibility for the examination of those statements.
          Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.
Audit Committee
James F. Crowley, Chairman
Malcolm M. Prine
Ralph O. Hellmold

AUDIT FEES
          During the fiscal years ended December 31, 2008 and 2007, the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s Forms 10-Q were $250,000 and $245,000, respectively, which were paid to Deloitte & Touche LLP.
AUDIT RELATED FEES
          The aggregate fees billed to the Company for assurance related services by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007 were $0 and $23,900, respectively. The services rendered by Deloitte & Touche LLP in 2007 primarily relate to consultations related to Sarbanes Oxley implementation and consultations concerning financial accounting and reporting matters not classified as audit.
TAX FEES
          The aggregate fees billed to the Company for tax services by Deloitte Tax LLP for the fiscal years ended December 31, 2008 and 2007 were $6,170 and $48,056. In 2008 the Company engaged a different tax provider to prepare its income tax returns. The fees incurred by Deloitte for tax services in 2008 are related to the costs associated with transitioning from Deloitte Tax LLP to a new tax provider.
ALL OTHER FEES
          The aggregate fees billed to the Company for services by Deloitte Tax LLP for the years ended December 31, 2008 and 2007 was $0 and $11,305. The amount in 2007 was related to research and consultations regarding deferred compensation.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
          On October 8, 1996, RYMAC Mortgage Investment Corporation, a Maryland corporation, formed the Company as a wholly owned subsidiary under the laws of the State of Delaware. RYMAC incorporated the Company in order to acquire substantially all of the assets of the Columbus Plastics operating unit of Navistar, Inc.
          Pursuant to the terms of the asset purchase agreement with Navistar (formerly International Truck and Engine Corporation), the Company acquired substantially all of the assets and liabilities of Columbus Plastics on December 31, 1996. As consideration, Navistar received a secured note in the principal amount of $25,504,000. Navistar also received 4,264,000 shares of newly issued common stock of the Company, representing approximately 43% of the total number of shares of common stock issued and outstanding at the time of the acquisition. The principal amount of the secured note and the number of shares of common stock received by Navistar were subject to adjustment pursuant to the terms of the asset purchase agreement.
          Navistar’s acquisition of common stock of the Company made it the largest stockholder of the Company. The certificate of incorporation of the Company protects this position by limiting the possibility of a change in ownership or control. For instance, the certificate of incorporation requires a super-majority vote to remove directors or to approve certain extraordinary corporate transactions, including mergers and acquisitions. The certificate of incorporation also restricts transfers of securities, which could result in a change of ownership of a specified percentage in the Company. This restrictive transfer provision is discussed below under the heading “Limitation on Ownership.”
          On July 18, 2007, the Company entered into a stock repurchase agreement with Navistar, pursuant to which the Company repurchased 3,600,000 shares of the Company’s common stock, from Navistar in a privately negotiated transaction at $7.25 per share, for a total purchase price of $26,100,000. Navistar continues to be a significant stockholder of the Company’s common stock with 664,000 shares, or approximately 9.8% of the shares outstanding after the repurchase. Navistar is also the Company’s largest customer, accounting for approximately 57% of the Company’s 2008 sales. The Company used approximately $19 million of existing cash and $7.1 million from its revolving line of credit to fund the repurchase. The Company also incurred approximately $115,000 in costs related to the stock repurchase agreement, which are recorded as part of the cost of its treasury stock.
          Other than the transaction described above, in 2007, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.
Stockholder Rights Agreement
          On July 16, 2007, the Board of Directors approved a Shareholders Rights Plan (the “Plan”) in conjunction with the approval of the repurchase of shares of stock from Navistar. The Plan was implemented to protect the interests of the Company’s stockholders by encouraging potential buyers to negotiate directly with the Board prior to attempting a takeover. Under the Plan, each shareholder received a dividend of one right per share of common stock of the Company owned on the record date, July 18, 2007. The rights will not initially be exercisable until, subject to action by the Board of Directors, a person acquires 15% or more of the voting stock without approval of the Board. If the rights become exercisable, all holders except the party triggering the rights shall be entitled to purchase shares of the Company at a discount. Each right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share. In connection with the adoption of the stockholder rights agreement, on July 18, 2007, the Company filed a Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware.

LIMITATION ON OWNERSHIP
          The certificate of incorporation of the Company contains a prohibited transfer provision, which was designed at the time of the merger and acquisition to help assure the continued availability of the Company’s substantial net operating losses by seeking to prevent an ownership change in the Company.
          The prohibited transfer provision prohibits a transfer of stock of the Company if the transfer will cause the transferee to hold a prohibited ownership percentage or if the transferee’s ownership percentage already exceeds the prohibited ownership percentage. The prohibited transfer provision defines “stock” as including all classes of stock, options to purchase stock or any other interest in the Company that could be treated as stock. A prohibited ownership percentage generally means direct and indirect ownership of 4.5% or more of the stock or any other percentage that would cause a transferee to be considered a five percent stockholder under the federal income tax rules referenced in the certificate of incorporation.
          The prohibited transfer provision did not apply to the issuance of stock to Navistar pursuant to the asset purchase agreement and will not restrict certain transfers that are made in compliance with exceptions set forth in the prohibited transfer provision.
          In addition, the Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:
Removal of Directors – This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.
Supermajority Approval – This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required not withstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.
Amendments – This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.
PROPOSAL:
ELECTION OF DIRECTORS
Composition of the Board of Directors
          The Board of Directors currently consists of five (5) members. At the annual meeting, the stockholders will elect five (5) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.
          The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold and Malcolm M. Prine unless the proxy is marked to indicate that such authorization is expressly withheld. Each of the nominees is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the five nominees is set forth above under the heading “Directors and Executive Officers of the Company.”
          Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the five (5) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD AND PRINE.

APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
          The Board of Directors has yet to appoint an accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009, but will do so in the normal course of business. Deloitte & Touche performed all auditing services and non-audit services for the year ended December 31, 2008. The Company expects a representative of Deloitte & Touche LLP to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Deloitte & Touche for the year ended December 31, 2008 have been approved by the Audit Committee.
OTHER MATTERS
          The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Malcolm M. Prine
April 29, 2009	Chairman of the Board

Exhibit A
CORE MOLDING TECHNOLOGIES, INC.

AUDIT COMMITTEE CHARTER
     The Audit Committee is appointed by the Board of Directors of Core Molding Technologies, Inc. (the “Corporation”) to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the Board.
     The membership of the committee shall consist of at least three independent directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Once a year, there will be a written affirmation of compliance to the NYSE AMEX US LLC stock exchange, or any successor exchange on which the Corporation’s securities are listed (the “Stock Exchange”) on the financial literacy of all Audit Committee members and the financial management expertise of one member. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the composition requirements as set forth in the Audit Committee standards of the Stock Exchange and as both may be amended over time. One of the Audit Committee members shall be appointed by the Board to chair the Audit Committee. He or she shall be responsible for leadership of the committee, including reviewing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the management of the corporation, and the lead independent audit partner.
     The committee shall meet at least four times per year or more frequently at the discretion of the chairperson of the committee, as circumstances require. A majority of the committee will comprise a quorum when all committee members are unable to attend a meeting. As part of fostering open communication, the Committee should meet at least annually with management and the independent accountants in executive sessions to discuss any matters that the committee or each of these groups believe should be discussed privately.
     The committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. In carrying out these responsibilities, the Committee shall have full access to the independent public accountants, the general counsel, any of the Corporation’s non-employee attorneys and advisors, and executive and financial management in scheduled joint sessions or private meetings. Additionally the committee shall have full access to all books, records and facilities. Similarly, the Corporation’s independent public accountants, general counsel, and executive and financial management will have full access to the Committee and to the Board of Directors and each is responsible for bringing before this Committee or its Chair in a timely manner any matter he/she feels appropriate to the discharge of the Committee’s responsibility.
     The Audit Committee will reassess the Charter annually and present it to the Board for their formal review and approval. There will be an annual written affirmation of compliance addressed to the Stock Exchange that the Board has approved the Charter. The Audit Committee will publish an annual statement in the proxy statement, which sets forth the composition of the Audit Committee along with a discussion of the actions taken during the year. In addition, the Audit Committee Charter will be published in the annual report or proxy statement every year.
     The function of the Audit Committee shall be to advise Management and to exercise the following powers and duties with respect to the following matters involving the Corporation and, unless otherwise specified, any of its direct or indirect subsidiaries (“Corporation”):
1.	Review Corporation’s annual financial statements, annual reports, registration statements, and material amendments to any of them, as filed with the U.S. Securities and Exchange Commission; and recommend to the Board the inclusion of the company’s audited financial statements in the company’s annual report on Form 10-K. The review shall include consideration of the quality, not just acceptability, of the Corporation’s accounting principles as applied in its financial reporting.

2.	Review with management and the independent auditor the quarterly financial information prior to the Corporation’s filing of the Form 10-Q.

3.	Review the Corporation’s programs for compliance with the financial disclosure requirements of applicable law and regulatory authority.

4.	Review the auditing of the Corporation’s accounts with the independent public accountant, including the plan, and the results of their auditing engagements, including any audit problems, significant disagreements, internal controls weaknesses, major issues, significant matters requiring consultation with other accountants, or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and management’s response. The committee shall also review any “management” or “internal control” letters issued or proposed to be issued by the audit firm to the Corporation.

5.	Select and retain the independent public accountant to audit the financial statements of the Corporation and at least annually, evaluate the independent public accountant’s qualifications, performance and independence, taking into account the opinion of management. In so doing, the committee shall require the Company’s independent auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the independent public accountants, consistent with Independence Standards Board Standard 1. The committee shall also have responsibility for actively engaging in a dialogue with the Company’s independent public accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountant and for taking or recommending that the Company’s Board take appropriate action to oversee the independence of the independent public accountant. As part of this the committee shall: (i) set clear hiring policies for employees or former employees of the independent auditors; and (ii) determine that the independent audit firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account. The independent public accountant is ultimately accountable to the Board of Directors and the Audit Committee.

6.	Review the Corporation’s processes to maintain an adequate system of internal controls.

7.	Discuss with independent auditors, the Board and/or management, processes and programs for improvement, including steps to minimize any risk exposure. Further, the committee will meet separately with management and the independent auditors periodically to discuss the results of their examinations and whether there were any audit problems.

8.	Recommend any further action to the Board that the committee deems necessary.

9.	Prepare its report to be included in the Company’s annual proxy statements, as required by SEC regulations.

10.	Discuss with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

11.	Present to the Board any proposal received from any shareholder concerning any of the foregoing matters, which the shareholder proposes to present for action by the Corporation’s shareholders.

12.	Perform such other duties and responsibilities as may be assigned to the Audit Committee by the Board.

     The committee has the responsibility for ensuring that the Corporation has an effective compliance program in place, including legal and ethical compliance. As part of this the committee shall establish procedures for: (1) the receipt, retention and treatment of complaints received by the Corporation regarding ethical or compliance violations, and (2) the confidential, anonymous submission by Corporate employees of concerns regarding ethical or compliance violations. The Corporation shall establish and publish a toll-free number for receiving complaints regarding ethical or compliance violations. All such complaints will be reported to the Audit Committee. The committee shall also have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and the Company shall provide for appropriate funding, as determined by the committee, for payment of compensation for such advisors and for the payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.
     The Audit Committee shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, which are prepared or presented by any of the following:
1.	One or more directors, officers or employees of the Corporation who the member reasonably believes are reliable and competent in the matters prepared or presented.

2.	Counsel, public accountants or other persons as to matters that the member reasonably believes are within the person’s professional or expert competence.

3.	Such other committees of the Board of Directors upon which the member does not serve, duly established in accordance with a provision of the articles or regulations of the corporation, as to matters within its designated authority, which committee the member reasonably believes to merit confidence.
     The committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls. The independent auditors have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. Management, the independent auditors and the committee work to ensure the effectiveness of internal controls and in bringing any material weaknesses to the attention of the appropriate parties. The committee is responsible for overseeing the entire process.

EXHIBIT B
CORE MOLDING TECHNOLOGIES, INC.
Charter of the Nominating Committee of the Board of Directors
I. Structure of Committee
          This Charter governs the structure and operation of the Nominating Committee (the “Committee”). The Committee’s role, as more specifically described below, is to identify and evaluate persons qualified for presentation as Director nominees, to present to the Board of Directors (the “Board”) qualified slates of nominees for election to the Board by the Company’s shareholders, to recommend candidates to fill vacancies occurring between annual shareholder meetings and to carry out all obligations imposed upon a nominating committee pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and of the NYSE AMEX as the same may be applicable from time to time.
          The Committee shall be comprised of all members of the Board of Directors with a majority of independent Directors (under NYSE AMEX rules) required to effect a decision. Each member shall serve for a term expiring at the next annual meeting of Directors and may be removed by the Board at any time.
II. Meetings
          The Committee shall meet as often as deemed necessary. Electronic participation in meetings is acceptable if effected in compliance with the Company’s Bylaws. The Committee shall have authority, in its areas of responsibility, to retain at Company expense independent advisors and to approve and require payment of fees charged by such advisors. In the performance of its duties, the Committee and its Members shall have unrestricted access to management.
          The Committee shall cause appropriate minutes to be prepared and preserved with respect to its proceedings and shall report its actions to the next following meeting of the Board.
III. Duties and Responsibilities
          In discharging its duties, the Committee shall perform the following activities as well as such additional activities as it deems appropriate in light of then applicable rules and regulations of the SEC and NYSE AMEX:
          A. To identify and review, in consultation with the Company’s Chief Executive Officer, candidates for the Board of Directors and to recommend to the Board candidates for election to the Board. Such recommendation shall disclose the source from which the recommendation of such candidate came.
          B. To evaluate and measure those skills and accomplishments which should be possessed by a prospective member of the Board given the then membership of the Board, including such factors as the ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, contribution of a diverse frame of reference, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.
          C. To review the Committee Charter from time to time for adequacy in light of current conditions and to recommend any appropriate changes to the Board, including, without limitation, those changes which may be required by the SEC with respect to the process of receipt and review of recommendations from shareholders regarding possible Board candidates.
          D. To consider and review the qualifications of those Director candidates recommended by shareholders in a fair and unbiased manner and by application of the same tests and standards which are considered in connection with candidates independently identified by the Committee or otherwise brought to its attention including, without limitation, those factors described in III. B., above. In order to allow the Committee sufficient time to evaluate candidates relative to the standards set forth in this Charter,

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recommendations from shareholders regarding candidates must be delivered to the Company’s Secretary at least 90 days prior to the Company’s annual meeting, provided that recommendations received after such deadline may still be considered if the Committee determines that their review process will not be compromised by such delinquent notice. Such recommendations must be in writing and must include a biographical description of the prior relevant activities of the proposed candidate and the views of the recommending shareholder regarding his or her qualifications. Such recommendations must be accompanied a written statement from the proposed candidate agreeing to be identified in the proxy statement as a nominee and, if elected, to serve as a Director.
          E. To report to the Board regarding the number and identity of Directors who were present and who were absent at the most recent annual shareholders meeting and to encourage attendance by Board Members at all shareholder annual meetings.
          F. To develop and, following approval thereof by the Board, to implement a process for the receipt of communications from shareholders to Directors.

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ANNUAL MEETING OF STOCKHOLDERS OF CORE MOLDING TECHNOLOGIES, INC. May 28, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=08783 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided.20500000000000000000 3 052809 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS NOMINEES: CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY FOR ALL NOMINEES O KEVIN L. BARNETT AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE O THOMAS R. CELLITTI THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF WITHHOLD AUTHORITY O JAMES F. CROWLEY FOR ALL NOMINEES O RALPH O. HELLMOLD O MALCOLM M. PRINE In their discretion, the proxies are authorized to vote upon such other business as FOR ALL EXCEPT may properly come before the meeting. (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full

CORE MOLDING TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2009 The undersigned stockholder appoints Kevin L. Barnett and Herman F. Dick, Jr., as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 28, 2009, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as follows: (Continued and to be signed on the reverse side) 14475